Exhibit 3.1
CERTIFICATE OF DESIGNATION OF
SERIES A NON-CONVERTIBLE PREFERRED STOCK OF
NATIONAL CINEMEDIA, INC.
Pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), National CineMedia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL does hereby submit the following:
WHEREAS, the Restated Certificate of Incorporation of the Company (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Company (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued and undesignated shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to establish and fix the number of shares to be included and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and
WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such new series.
NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby in this certificate of designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:
1.Designation. There shall be a series of Preferred Stock that shall be designated as“Series A Non-Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares so designated shall be 5,000,000. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.
2.Defined Terms. For purposes hereof, the following terms shall have the following meanings:
“Board” has the meaning set forth in the Recitals.
“Certificate of Designation” has the meaning set forth in the Recitals.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Date of Issuance” means, for any Share, the date on which the Company initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate representing such Share).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.
“Preferred Stock” has the meaning set forth in the Recitals.
“Series A Redemption Notice” means a written redemption notice that shall state:
(a)the number of Shares held by the holder of record to which such notice is being delivered to; and
(b)the date the Series A Preferred Stock shall be redeemed.
“Share” means a share of Series A Preferred Stock.
3.Dividends. The Series A Preferred Stock shall not be entitled to receive dividends.
4.No Economic Rights. Holders of Series A Preferred Stock, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.
5.Voting. Except as otherwise expressly provided by the Company’s Certificate of Incorporation or as required by law, the holders of the Shares shall (i) at all times vote together with the holders of shares of capital stock of the Company who are entitled to vote on such applicable matters (including the holders of Common Stock), as a single class and not as separate series or classes on all matters submitted to a vote of the stockholders of the Company, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as the same may be amended and/or restated from time to time) and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise required by applicable law, each holder of outstanding Shares shall have the right to 217.47 votes per Share held of record by such holder.
6.Conversion; Exchange. The Series A Preferred Stock is not convertible into or exchangeable for Common Stock or any other securities of the Company.
7.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be provided to the holders of Shares in accordance with the Bylaws and the Certificate of Incorporation.
8.Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing duly adopted by the Board, and any such written amendment, modification, or waiver will be binding upon the Company and each holder of Series A Preferred Stock.
9.Effectiveness. This Certificate of Designation shall become effective on June 28, 2023, at 9:00 a.m., Mountain Time.
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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chief Financial Officer this 27th day of June, 2023.

NATIONAL CINEMEDIA, INC.
By:	/s/ Ronnie Y. Ng
Name: Ronnie Y. Ng
Title: Chief Financial Officer